HRE PROPERTIES

530 FIFTH AVENUE

New York, New York 10036




PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on March 15, 1995


         This Proxy Statement is furnished to shareholders of HRE
Properties,a Massachusetts business trust(hereinafter called the "Trust"), in connection with the solicitation by the Trustees of the Trust of proxies in the form enclosed herewith for use at the Annual Meeting of Shareholders of the Trust to be held in the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York, March 15, 1995 at 11:00 a.m.
for the purposes set forth in the Notice of Meeting.

         The Trust has retained D.F. King & Co. to assist in the solicitation of proxies. D.F. King & Co. will bepaid a fee of $7,500 for its services, plus reasonable and customary expenses. The costs of the solicitation will be borne by the Trust. Trustees, officers and employees of the Trust and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Trust will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the shares.

         Holders of record of Common Shares of the Trust as of the close of business on the record date, January 26, 1995, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Shares constitute the only class of securities entitled to vote at the Meeting, and each Common Share entitles the holder thereof to one vote. At the close of business on January 26, 1995, there were 5,341,696 Common Shares issued and outstanding.

         Shares represented by proxies, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted for the election of one Trustee and for Proposal Two.
To be voted, proxies must be filed with the Secretary of the Trust prior to voting. The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Trust or by voting in person at the Meeting.

         The annual report for the Trust's fiscal year ended
October 31, 1994 has been mailed with this proxy statement. This proxy statement and the enclosed proxy were mailed to shareholders on or about January 27, 1995. The principal executive offices of the Trust are located at 530 Fifth Avenue,New York, New York 10036.


                                                     PROPOSAL ONE
                                                 ELECTION OF TRUSTEES

         Pursuant to Section 2.2 of the Trust's Declaration of
Trust, the Trustees are divided into three classes serving three year terms.


One Trustee, comprising Class I, is to be elected at the 1995
Annual Meeting.Mr. E. Virgil Conway has been nominated for election as a Trustee to hold office until the 1998 Annual meeting and until his successor has been elected and shall qualify.

INFORMATION REGARDING TRUSTEES (AS OF JANUARY 6,1995)

                 Name                           Principal  Occupation              Age Trustee      Term
                                                For the Past Five Years                  Continuous   to
                                                And Current Directorships                Since        Expire
                                             (to be nominated for election
                                              by holders of Common Shares
                                              (to serve for three years))

E. Virgil Conway(C)(E)                      Chairman, Financial Accounting         65  1989       1998
                                             Standards Advisory Council (May,
                                             1992); FinancialConsultant and
                                             Corporate Director(since January
                                             1989); Retired Chairman and
                                             Director, The Seamen's Bank for
                                             Savings, FSB(1969-1989); Trustee,
                                             Consolidated Edison Company of
                                             New York, Inc.;Director, Union
                                             Pacific Corporation;Trustee,
                                             Phoenix Home Life Mutual Funds;
                                             Trustee, Atlantic Mutual Insurance
                                             Company; Director,Centennial
                                             Insurance Company;Director,
                                             Trism, Inc.;Director, AccuHealth,
                                             Inc.; Chairman, NewYork Housing
                                             PartnershipDevelopment
                                             Corporation; Vice Chairman,
                                             Academy of Political Science;
                                             Trustee, Pace University; Member,
                                             Metropolitan Transportation
                                             Authority.


                                                For the Past Five Years
                                               And Current Directorships

                                           CLASS II
                                           (Term of Office expires in 1996)

Peter Herrick(A)(E)                       Retired Vice Chairman(1990-1992)           67 1990         1996
                                           and Director, The Bank of New
                                           York; President andChief Operating
                                           Officer, The Bank of New York
                                           (February 1982 to June 1990);
                                           President and Director, The Bank of
                                           New York Company, Inc.(February
                                           1984 to March 1992);Member,
                                           New York State Banking Board
                                           (June 1990 to April 1993); Director,
                                           BNY Hamilton Funds.

Paul D Paganucci(A)                        Chairman, Ledyard National Bank         63   1984         1996
                                           (since April 1991);Chairman of the
                                           Executive Committee of W.R.
                                           Grace & Co. (July 1989 to March
                                           1991); Vice Chairman, W.R. Grace
                                           & Co. (November 1986 to July
                                           1989); Executive Vice President,
                                           W.R. Grace & Co.(January 1986
                                           to November 1986);formerly Vice
                                           President and Treasurer of
                                           Dartmouth College(July 1977 to
                                           December 1985);Director, Filene's
                                           Basement, Inc.;Director, Allmerica
                                           Securities Trust; Trustee, Colby
                                           College; Director, The Grace
                                           Foundation.

James O York(A)                            Real Estate Counselor(since 1988)       67    1979           1996
                                           Retired in 1987 as President of
                                           R.H. Macy Properties Division and
                                           as Senior Vice President and
                                           Director of R.H. Macy & Co., Inc.;
                                           Trustee, The International Council
                                           of Shopping Centers Education and
                                           Research Foundation;Trustee,
                                           Corporate Property Investors.

                                                 Principal Occupation
                                                For the Past Five Years
                                               And Current Directorships



                                           CLASS III
                                           (Term of Office expires in 1997)

Robert R. Douglass(C)                      Of Counsel, Milbank,Tweed               63 1991         1997
                                           Hadley and McCloy;Chairman and
                                           Director,Cedel; Retired Vice
                                           Chairman and Director,The Chase
                                           Manhattan Corporation(1985 to
                                           1993); Executive Vice President,
                                           General Counsel and Secretary, The
                                           Chase Manhattan Corporation (1976
                                           to 1985); Trustee, Dartmouth
                                           College (1983 to 1993); Chairman,
                                           Downtown Lower Manhattan
                                           Association; Trustee,The Museum
                                           of Modern Art; Member,Board of
                                           Managers, The New York Botanical
                                           Garden;Director, Home Holdings Inc.;
                                           Director,Gryphon Holdings, Inc.

George HC Lawrence(C)                      Chairman, ChiefExecutive Officer      67   1988       1997
                                           and President,Lawrence Investing
                                           Company, Inc. (since1970);
                                           Director, Urstadt Property
                                           Company, Inc.;Trustee, Sarah
                                           Lawrence College;Director,
                                           Westchester County Association;
                                           Senior Vice President and Director,
                                           Kensico Cemetery.


Charles J Urstadt(E)                       Chairman of the Board of Trustees       66    1975      1997
                                           (since September 1989)and
                                           President and Chief Executive
                                           Officer of the Trust;Chairman,
                                           President and Director, Urstadt
                                           Property Company, Inc.(a real
                                           estate investment corporation) (since
                                           September 1979);Trustee, Pace
                                           University; Trustee,Teacher's
                                           Insurance and Annuity Association.

(A) Member of Audit Committee
(C) Member of Compensation Committee
(E) Member of Executive Committee

         During the fiscal year ended October 31, 1994, the Trustees held five meetings. The Trustees have three standing committees: an Audit Committee, an Executive Committee and a Compensation Committee. Each Trustee attended at least 75% of the aggregate total number of meetings held during the fiscal year by the Trustees and by all committees of which such Trustee is a member.

         The Audit Committee met twice during the fiscal year ended
October 31, 1994. The Committee recommends to the Trustees the independent public accountants to be engaged by the Trust, reviews with the Trust's independent public accountants and management the Trust's internal accounting procedures and controls, and reviews with the Trust's independent public accountants the scope and results of the auditing engagement. Messrs. Paul D.Paganucci, Peter Herrick and James O. York are the current members of the Audit Committee.

         The Executive Committee did not meet during the fiscal year ended October 31, 1994. In general, the Executive Committee may exercise such powers of the Trustees between meetings of the Trustees as may be delegated to it by the Trustees (except for certain powers of the Trustees which may not be delegated). Messrs.E. Virgil Conway, Peter Herrick, and Charles J. Urstadt are the current members of the Executive Committee.

         The Compensation Committee, which makes recommendations to the Trustees concerning compensation and administers the Trust's Stock Option Plan, held two meetings during the fiscal year ended October 31, 1994. Messrs. E. Virgil Conway, George H.C. Lawrence and Robert R.Douglass are the current members of the Compensation Committee.

         The Trustees do not have a nominating committee but act as a group on such matters.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust's Trustees and officers, and persons who own more than 10% of a registered class of the Trust's equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the Securities and Exchange Commission (the "SEC"). Such persons are also required by SEC regulations to furnish the Trust with copies ofall Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Trust, or written representations that no Forms 5 were required, the Trust believes that, with respect to the period from November 1, 1993 through October 31, 1994, its Trustees, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

         At the meeting, the shareholders of the Trust will be requested to elect one Trustee, comprising Class I. The affirmative vote of the holders of not less than a majority of the Trust's Common Shares entitled to vote and present, in person or by proxy, at the annual meeting will be required to elect a Trustee. Abstentions will thus be the equivalent of negative votes and broker non-votes will have no effect, as any shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

         THE TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMEND A VOTE FOR APPROVAL OF THE NOMINEE FOR ELECTION AS A TRUSTEE.

Security Ownership of Certain Beneficial Owners and Management

         The following tables set forth certain information as of January 6, 1995 available to the Trust with respect to the shares of the Trust (i) held by those persons known to the Trust to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of the Trust's Common Shares then outstanding and (ii) held by each of the Trustees, each of the executive officers named in the Summary Compensation Table below, and by all of the Trustees and executive officers as a group:

                                                 5% BENEFICIAL OWNERS

                Name and Address
               of Beneficial Owner                       Common Shares               Percent
                                                      Beneficially Owned             of Class
Charles J. Urstadt(1)
HRE Properties
530 Fifth Avenue
New York, New York 10036                                  1,072,675                   19.5%
The Kimco Group(2)
1044 Northern Boulevard
Roslyn, New York 11576                                      601,050                   10.9%
________________
(1)      Of these shares, 15,000 are owned by Urstadt Property
         Company, Inc., a company of which Mr. Urstadt
         is the president, a director and a principal
         stockholder, 15,000 shares are held by George H. C. Lawrence, a Trustee, which Urstadt Property Company, Inc. has the
         power to vote pursuant to an irrevocable proxy,
         900,000 shares are owned by two irrevocable trusts
         established for Mr. Urstadt's children and 40,000
         shares are owned by Elinor Urstadt, Mr. Urstadt's wife.
         The figure excludes 115,625 shares issuable upon
         exercise of options which are not currently exercisable
         and will not become exercisable within 60 days,
         and includes 101,875 shares issuable upon exercise of
         options exercisable within 60 days.  See
         "Compensation and Transactions with Management and
         Others" below.  Also excludes 25,000 cash
         appreciation rights, all of which are exercisable within
         60 days.

(2)      Based on information contained in Amendment No. 10 to a
         Schedule 13D filed with the Securities and Exchange Commission on December 11, 1989 by a group of persons and entities (the "Kimco Group") comprised principally of Milton Cooper, Kimco
         Corporation, Kimco Development Corporation, CLS
         General Partnership Corp., K.O. Associates, Orentreich
         Cooper Joint Venture and Dr. Norman Orentreich.

                                                 TRUSTEES AND OFFICERS

                     Name                               Common Shares
                                                        Beneficially Owned             Percent Of Class
E.Virgil Conway. . . . . . . . . . . . . . . .         9,500(1)(3)                      *
Robert R. Douglass. . . . . . . . . . . . . .          4,600(3)(8)                      *
Peter Herrick . . . . . . . . . . . . . . . .         15,000(1)(3)                      *
George H.C. Lawrence. . . . . . . . . . . . .         22,400(1)(3)(9)                   *
Paul D. Paganucci . . . . . . . . . .  . . . .         5,000(1)(3)                      *
Charles J. Urstadt. . . . . . . . . . . . . .      1,072,675(2)                         19.5 %
James O. York . . . . . . . . . . . . . . . .          4,100(1)(3)                      *
James R. Moore. . . . . . . . . . . . . . . .         22,709(4)(6)                      *
Bryant Young. . . . . . . . . . . . . . . . .         26,668(4)(7)                      *
Raymond P. Argila . . . . . . . . . . . . . .          9,584(4)(5)                      *
Trustees and executive officers
  as a group (10 persons) . . . . . . . . . .      1,177,236 (10)                        21.3%
*           Less than 1%

(1) Includes 3,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See
            "Compensation and Transactions with Management and Others" below.

(2)         Includes 15,000 Common Shares owned by Urstadt
            Property Company, Inc., 900,000 Common Shares owned by two irrevocable trusts established for Mr.
            Urstadt's adult children, 40,000 Common Shares owned by Elinor Urstadt, Mr. Urstadt's wife, and 15,000 Common Shares held by George H.C.
            Lawrence which Urstadt Property Company, Inc. has the power to vote pursuant to an irrevocable proxy. Excludes 115,625 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, and includes 101,875 Common Shares issuable upon exercise of options exercisable within 60 days. Also excludes 25,000 cash appreciation rights all of which are exercisable within 60 days.
            See "Compensation and Transactions with
            Management and Others" below.

(3) Excludes 1,000 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(4) Represents Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See
            "Compensation and Transactions with Management and Others" below.

(5) Excludes 13,083 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(6) Excludes 14,458 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(7) Excludes 9,667 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.

(8) Includes 2,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See
            "Compensation and Transactions with Management and Others" below.

(9) Includes 15,000 Common Shares held by Mr. Lawrence which Urstadt Property Company, Inc. has the power to vote pursuant to an irrevocable proxy.

(10) Excludes 158,833 Common Shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, but includes 177,836 Common Shares issuable upon exercise of options which are exercisable within 60 days. Also excludes 25,000 cash appreciation rights all of which are exercisable within 60 days.

Compensation and Transactions with Management and Others

Executive Officer Compensation

         There is set forth below information concerning the annual and long-term compensation paid by the Trustduring each of the three years ended October 31, 1994 to those persons who were, at October 31, 1994
(i) the chief executive officer and (ii) the three other most highly compensated executive officers of the Trust, which persons constitute the only persons who were serving as executive officers at such date or at any time during the 1994 fiscal year.

                                              SUMMARY
COMPENSATION TABLE

Annual Compensation                      Long-Term Compensation
                                          Awards/Payouts
Name and
Principal
Position         Year        Salary          Bonus    Total       #
                                                                  Options/                         Total
                                                                  SARs          All Other          Compensation
Charles J.       1994          $215,000       $20,000   $235,000  50,000        $7,500             $242,500
Urstadt          1993          $191,667       $     0   $191,667  67,500        $9,583             $201,250
Chief            1992          $175,000       $     0   $175,000  30,000        $8,750             $183,750
Executive
Officer

James R.         1994          $132,415       $ 6,500   $138,915  6,500         $6,946             $145,861
Moore            1993          $125,345       $ 4,000   $129,345  7,500         $6,467             $135,812
Senior Vice      1992          $117,559       $ 1,000   $118,559  3,333         $5,928             $124,487
President

Raymond P.       1994          $121,115       $ 4,500   $125,615  5,500         $6,280             $131,895
Argila           1993          $115,185       $ 3,000   $118,185  7,500         $5,909             $124,094
Senior Vice      1992          $109,267       $ 1,000   $110,267  3,333         $5,513             $115,780
President

Bryant           1994          $110,225       $ 3,000   $113,225  4,000         $5,661             $118,886
Young            1993          $104,893       $ 2,500   $107,393  6,000         $5,370             $112,763
Senior Vice      1992          $ 97,417       $   750   $ 98,167  2,667         $4,928             $103,095
President


* Discretionary contribution by the trust to the Trust's Profit
Sharing and Savings Plan (the "401(k) Plan") allocated to an account of the named executive officer.






Trustee Compensation

    Other than Mr. Urstadt, each Trustee is entitled to an annual retainer of $12,500 and compensation of $750 for each Trustee meeting and each committee meeting attended. Trustees may elect to defer payment of any Trustee fees until they leave office. The Trust paid annual interest of 7.5% on deferred Trustee fees during the fiscal year ended October 31, 1994 and currently accrues 7.5% annual interest on deferred Trustee fees.

Change of Control Agreements

    The Trust has agreements with each of its officers, including
Messrs. Urstadt, Moore, Argila and Young, under which, in certain circumstances following a Change of Control of the Trust (as defined in such agreements), the Trust would pay severance benefits to such persons.
If, within 18 months following the Change of Control, the Trust terminates the executive's employment other than for cause, or if the executive elects to terminate his employment with the Trust for reasons specified in the agreement, the Trust will make a severance payment equal to a portion of such person's base salary, together with medical and other benefits during such period. The severance payments range from 6 months' to 12 months' salary plus benefits. Messrs.
Urstadt, Moore, Argila and Young would each receive a severance payment equal to their respective twelve month salaries plus benefits. The salaries of Messrs. Urstadt, Moore, Argila and Young are currently $215,000, $140,000, $127,000 and $112,000, respectively. Each of such agreements has an indefinite term.

    Stock Options

    Under the Trust's Stock Option Plan ("Plan"), 460,333 shares of the Trust's authorized but unissued Common Shares are reserved for issuance upon the exercise of options or stock appreciation rights which have been or maybe granted under the Plan. The persons eligible to participate in the Plan are such key employees of the Trust as may be selected from time to time by the Compensation Committee in its discretion, as well as non-employee Trustees. The Plan provides that each Trustee who is not a full-time employee or former full-time employee of the Trust will automatically be awarded options covering 1,000 Common Shares on April 1 of each year. The Plan is administered by the Compensation
Committee.

    The following table sets forth, for the executive officers named in the Summary Compensation Table,information regarding individual grants of stock options and stock appreciation rights ("SARs") made under in the fiscal year ended October 31, 1994.

                                         OPTION/SAR GRANTS IN
LAST FISCAL YEAR

Individual Grants                        Grant Date Value
                                            % of Total
                                             Options/
                                               SARs
                             Options/       Granted to
                               SARs          Employees       Exercise or
                             Granted*        in Fiscal       Base Price         Expiration           Grant Date
Name                            (#)            Year            ($/sh)              Date          Present Value ($)**
Charles J. Urstadt           25,000           33.11%           $15.25            11/10/03           $  62,500
                             25,000           33.11%           $14.875            6/10/04           $  61,500
James R. Moore                3,000            3.97%           $15.25            11/10/03           $   7,500
                              3,500            4.64%           $14.875            6/10/04           $   8,610
Raymond P. Argila             2,500            3.31%           $15.25            11/10/03           $   6,250
                              3,000            3.97%           $14.875            6/10/04           $   7,380
Bryant Young                  2,000            2.65%           $15.25            11/10/03           $   5,000
                              2,000            2.65%           $14.875            6/10/04           $   4,920

  * All options granted during the past fiscal year vest over four years. No options granted during the past fiscal year were granted with related stock appreciation rights.

**   Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options.  The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there be at or near the value estimated by the Black-Scholes
     model.   The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

     The Compensation Committee has authorized loans to finance the exercise of incentive stock options granted to executive officers. The loans have a five-year term, subject to extension at the discretion of the Compensation Committee, bear interest at the Base Rate of The First National Bank of Boston and are secured by a pledge of the related shares. The loans become due on termination of employment by the Trust, but are automatically extended for seven months following termination of employment other than for cause, and for 13 months following termination of employment occurring after a Change of Control of the Trust.

     The following table sets forth, for the executive officers named in the Summary Compensation Table,information concerning the fiscal year-end value of unexercised options and SARs. No Common Shares of the Trust were acquired by such executive officers through the exercise of options in fiscal 1994.

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End
Option/SAR Values
                                              Value of
                                              Number of           Unexercised
                                             Unexercised          In-the-Money
                                            Options/SARs          Options/SARs
                                            at FY-End (#)         at FY-End ($)
                                            Exercisable/         Exercisable/
     Name                                   Unexercisable        Unexercisable
Charles J. Urstadt . . . . . . . . .       101,875/115,625       $199,609/$98,203
James R. Moore . . . . . . . . . . .        22,709/ 14,458       $ 25,650/$10,911
Raymond P. Argila. . . . . . . . . .         9,584/ 13,083       $ 25,650/$10,911
Bryant Young . . . . . . . . . . . .        26,668/  9,667       $ 18,438/$ 8,730

Report of Compensation Committee on Executive Compensation

     The Board of Trustees Compensation Committee, which is composed of three independent outside Trustees,is responsible for making recommendations to the Board concerning compensation and for administering the Trust's Stock Option Plan. The Compensation Committee considered a variety of factors and criteria in arriving at its recommendations for compensation of the Trust's executive officers for fiscal 1994.

     The Committee believes that compensation should be structured so as to provide incentives to the Trust's officers to enhance the long-term profitability of the Trust. It is the Committee's view that increases in cash flow, dividends paid and net equity values improve shareholder market value. As a result, in making its recommendations regarding compensation, the Committee attempts to align the financial interests of the Trust's executive officers with those of its shareholders.

     Options to purchase the Trust's Common Shares are a key element in the Trust's compensation program. Since the Trust's Stock Option Plan provides for a one-year waiting period before options may be exercised and an exercise price of the Trust's Common Shares at fair market value as of the date of grant, executive officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals.
The Committee has determined that it is advisable to consider the grant of options twice a year, so as to provide a more immediate incentive to loyal employees and align more closely the award of options to job performance.

     In evaluating the potential long-term profitability of the Trust and making its fiscal 1994 compensation recommendations, the Committee has considered stock price, projected and actual cash flow, leasing activities, new acquisitions, sales and other factors in arriving at its conclusions. The Committee decided to grant options pursuant to the Trust's Stock Option Plan to purchase the Trust's Common Shares to certain executive officers which theCommittee believed would provide such officers with a direct incentive to improve the Trust's profitability and,consequently, shareholder value.

     The Committee believes that the continued focus by the Chief
Executive Officer on financing, acquisitions and sales, leasing and cost containment, in the face of a highly competitive market, warrants special recognition and that such focus will position the Trust for potential long-term profitability as this strategy matures. In light of the efforts by Mr. Urstadt during 1994 to increase leasing and undertake strategic acquisitions and sales which has resulted in a 12.6% improvement in cash flow in fiscal 1994, the Committee decided to award Mr. Urstadt options to purchase 50,000 of the Trust's Common Shares. The Committee believes that the Chief Executive Officer should be able to profit directly from future increases in the value of the Trust's Common Shares which ensures to the benefit of all shareholders.

     The Committee compared the annual compensation of Mr.
Urstadt with that of Chief Executive Officers of other REITs and determined that Mr. Urstadt's current salary remains below the mean annual salary of such other Chief Executive Officers. However, Mr. Ustadt informed the Committee that he did not desire a salary increaseat this time.
Accordingly, the Committee determined not to increase Mr. Urstadt's annual salary in fiscal 1994 but nonetheless decided to award him a bonus of $20,000. The Committee noted that the current salary of Mr.Urstadt was last increased in June, 1993.

                                                Compensation Committee
                                              E. Virgil Conway,Chairman
                                                 George H.C.Lawrence
                                                  Robert R.Douglass

PROPOSAL TWO
APPROVAL OF AMENDMENTS TO THE DECLARATION OF TRUST



         The Trustees unanimously recommend amendments to Sections 2.3 and 10.1 of the Declaration of Trust to require, subject to the rights of the holders of any series of outstanding Preferred Shares at the time outstanding,the approval of two-thirds (2/3) of the outstanding
Common Shares entitled to vote to approve the removal of any Trustee with or without cause, and to require the approval of two-thirds to remove or alter that provision.

         Under the current Declaration, subject to the provisions of any series of Preferred Shares at the time outstanding, a Trustee may be removed with or without cause upon the approval of a majority of the Common Shares then outstanding and entitled to vote in the election of Trustees (which action shall be taken only by vote at a meeting called for the purpose in accordance with Section 7.3 of the Declaration) and the Declaration (subject to certain limitations specified therein) may be amended by a majority vote.

         The amendments will have the effect of increasing the percentage of votes for shareholders to change the composition of the Board of Trustees and to amend the Declaration to remove or alter new Section 2.3 of the Declaration. However, the Trust believes that the larger vote required to remove a trustee will help to ensure continuity and stability of the Trust's management and policies.

The provision could also have the effect of discouraging a third party from accumulating large blocks of the Trust's shares of beneficial interest or attempting to obtain control of the Trust, even though such an attempt might be beneficial to the Trust and its shareholders.

         Approval of this Proposal requires the affirmative vote of a majority of the outstanding Common Shares of the Trust, since approval of a greater number of shareholders is not required under the terms of the Declaration or applicable law. If this proposal is adopted, any subsequent amendment of the Declaration, subject to the rights of any series of outstanding Preferred Shares, relating to Section 2.3 will require the approval of two-thirds (2/3) of the outstanding
Common Shares entitled to vote. The text of proposed new Section 2.3 and the new sentence to be added to Section 10.1, as the same would read if such Proposal is adopted, is set forth in Appendix A hereto.

         At the meeting, the shareholders of the Trust will be requested to approve the Amendment to the Trust's Declaration of Trust. The affirmative vote of the holders of not less than a majority of the Trust's outstanding Common Shares will be required to approve this Amendment. Abstentions and broker non-votes will thus be theequivalent of negative votes on this proposal.

         THE TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMEND APPROVAL
OF THIS AMENDMENT.

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OTHER INFORMATION

Performance Graph

    The following graph compares, for the five-year period ended
October 31, 1994, the Trust's cumulative total return to its shareholders with the returns for the NAREIT All REIT Total Return Index published by the NationalAssociation of Real Estate Investment Trusts (NAREIT) and for the S&P 500 Index for the same period.

[Insert Graph]




Audit Matters

    The Trustees have appointed Arthur Andersen & Co. to examine the financial statements of the Trust for the fiscal year ended
October 31, 1995, and to report the results of their examination.

    It is expected that a representative of Arthur Andersen & Co.
will be present at the Annual Meeting. Suchrepresentative will be afforded the opportunity to make a statement if he or she so desires and respond to appropriate questions raised at the meeting.

Submission of Shareholder Proposals

    Proposals of shareholders intended to be presented to the Trust's Annual Meeting of Shareholders to be heldin 1996 must be received by the Trust by September 12, 1995. Such proposals must also comply with requirements as to form and substance established by the Securities and Exchange Commission for such proposals to be included in the proxy statement.

General

    All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Trustees know of no other business which will come before the Meeting for action. However, as to any persons designated as proxies will have discretionary authority to act in their best judgement.

    The Declaration of Trust dated July 7, 1969 establishing HRE
Properties, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "HRE Properties" refers to the trustees under the Declaration collectively as trustees, but not as individuals or personally; and no trustee, shareholder, officer or agent of HRE Propertiesshall be held to any personal liability; nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said HRE Properties, but the trust estate only shall be liable.

Appendix A

         "SECTION 2.3 Resignation and Removal. Any Trustee may resign his trusteeship by instrument in writing signed by him and delivered or mailed to the President or Secretary, and such resignation shall take effectimmediately upon receipt by the President or Secretary or at a later date according to the terms of the instrument. Subject to the provisions of any series of Preferred Shares at the time outstanding, the Shareholders, by action of the holders of two-thirds (2/3) of the Shares then outstanding and entitled to vote in the election of Trustees (which action shall be taken only by vote at a meeting called for the purpose in accordance with Section 7.3), may remove any Trustee with or without cause."

    AND THE FOLLOWING ADDITIONAL SENTENCE AT THE END OF CURRENT
SECTION 10.1:

         ". . . Further, notwithstanding the foregoing, no amendment may be made pursuant to this Section 10.1 which would relate to
Section 2.3 except with the vote or written consent of the holders of two-thirds (2/3) of the outstanding Common Shares entitled to vote thereon."